FILED
                                                               SEP 4 1998
                                                       James A. DiEloutario, Jr.
                                                            State Treasurer

          CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                               BY THE SHAREHOLDERS
                                       OF
                             ARC COMMUNICATIONS INC.

To:  The Secretary of State
     State of New Jersey

     THE UNDERSIGNED, for the purpose of amending the original Certificate of Incorporation, as amended, of the above-named Corporation, does hereby adapt the following Certificate of Amendment, pursuant to the provisions of Section 14A:9-2(4), and Section 14A:9-4(3), Corporation, General of the New Jersey Statutes.

1. The name of the Corporation is ARC COMMUNICATIONS INC.

2. Article Third of the Certificate of Incorporation is hereby amended to read as follows:

     THIRD:

                           Aggregate Number of Shares

     The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000 shares. These shares are divided into 45,000,000 common shares with $.001 par value and 5,000,000 preferred shares with $.20 par value.

        Power of Board of Directors to Amend Certificate of Incorporation

The Board of Directors may, at any time or from time to time, (a) divide any or all of the preferred shares into classes or series; (b) determine for any class or series established by the Board, its designation, number of shares, and relative rights, preferences, and limitations; (c) change the designation, number of shares, relative rights, preferences, or limitations of the shares of any class or series established by the Board, no shares of which have been issued; and (d) cause to be executed and filed without further approval of the Shareholders of this Corporation, any amendment or amendments to this certificate of incorporation as may be required to accomplish any of these amendments.

     In particular, but without limiting the generality of the above authority, the Board shall have authority to determine the following concerning preferred stock established by the Board:

     (1) A distinctive designation for each class or series and the number of shares which shall constitute each class or series.

     (2) The dividend rate or rates on shares of the series of the series, any restrictions, limitations, or conditions on the payment of the dividends, whether dividends shall be cumulative and, if so, the date or dates from which dividends shall cumulate, and the dates on which dividends, if declared, shall be payable.

     (3) Whether the shares of the series shall be redeemable and, if so, the time or times, the price or prices, the required notice or notices, and the other terms and conditions on which the shares may be redeemed.

     (4) Whether the shares of the class or series are entitled to a retirement or sinking fund for the purchase or redemption of such shares, and the amount and terms of such fund.

     (5)  The rights of the  holders of shares of the series in the event of the
          liquidation,   dissolution,   dissolution,   or   winding  up  of  the
          corporation.

     (6) Whether the shares of the series shall be convertible into shares of any class, classes, or series, and if convertible, the price, prices, rate, or rates of conversion, any method of adjusting these prices or rates, and any other terms and conditions on which the shares shall be convertible.

     (7)  The extent of any voting powers of the shares of the series.

     (8) Whether the shares of the class or series are to be prior, equal or junior, to the shares of any other class or series in any respect.

     (9) Any other preferences, qualifications, privileges, options, and other related or special rights and limitations of the class or series.

3. The foregoing amendment was approved by the unanimous consent of the Board of Directors on July 1, 1998 and was adopted by the Shareholders at a meeting of Shareholders on July 16, 1998, at which a quorum of Shareholders was present.

4. The number of shares  voting for and against  this  amendment  is as follows:
9,441,977 shares in favor, 0 shares against, and 290,350 shares abstain.

Dated this 31st day of August, 1998.

ARC COMMUNICATIONS INC.


By: /s/ Steven H. Meyer
    ------------------------------
    Steven H. Meyer, President/CEO